KPMG LLP 191 Nationwide Blvd Suite 500 Columbus, OH 43215

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 19, 2024, with respect to the financial statements and financial highlights of Davis New York Venture Fund and Davis Research Fund (each a series of Davis New York Venture Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

Columbus, Ohio
November 25, 2024